UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 17, 2008
__________________________

GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2230 Broadway
Santa Monica, California 90404
 (Address of Principal Executive Offices) (Zip Code)

(310) 453-1222
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Departure of Directors or Certain Officers.

On February 17, 2008, James G. Ellis, a member of the Board of Directors (the “Board”) of Genius Products, Inc. (the "Company"), notified the Company that, effective as of such date, he was resigning from the Board and all committees thereof, due to the level of time commitment required for his service on the Board and such committees.

(d)	Election of Directors.

Effective April 21, 2008, Richard Koenigsberg was elected to the Board of the Company.  Mr. Koenigsberg was elected to the Board by the Series W Preferred Stockholders of the Company, The Weinstein Company Holdings LLC and W-G Holding Corp.  It is expected that Mr. Koenigsberg will be appointed as a member of the Board’s Audit Committee and Nominating Committee, and the Chairman of the Board’s Compensation Committee.  Mr. Koenigsberg is a certified public accountant and currently a partner at Spielman Koenigsberg & Parker, LLP.

Since January 1, 2007, there have not been any transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Koenigsberg, or members of his immediate family, had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date: April 21, 2008	By:/s/ Trevor Drinkwater
Trevor Drinkwater
Chief Executive Officer